As filed with the Securities and Exchange Commission on March 2, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0811062
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5887 Copley Drive

San Diego, CA 92111

(858) 882-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

S. Douglas Hutcheson

Chief Executive Officer

Leap Wireless International, Inc.

5887 Copley Drive

San Diego, CA 92111

(858) 882-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Shapiro, Esq.

Alison M. Zieske, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York

(212) 403-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, par value $0.0001 per share	23,533,869	$10.79	$253,930,446.51	$29,100.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar events.
(2)	This estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and is based on the average of the high and low sales price of our stock reported by the NASDAQ Global Select Market on February 28, 2012, which was $10.79.
(3)	In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of our stock is estimated solely for the calculating of the registration fees due for this filing.
(4)	Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting $14,430.13 of the registration fee of $29,100.43 against the $11,762.60 paid in respect of the 11,755,806 shares of common stock registered on the registration statement on Form S-3 (File No. 333-157697) filed by the registrant on March 4, 2009, all of which are unsold, and against the $2,667.53 paid in respect of the 3,782,063 shares of common stock registered on the registration statement on Form S-3 (File No. 333-163383) filed by the registrant on November 25, 2009, all of which are unsold.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 2, 2012

PROSPECTUS

23,533,869 Shares

LEAP WIRELESS INTERNATIONAL, INC.

Common Stock

This prospectus relates to up to 23,533,869 shares of our common stock, par value $0.0001 per share, which may be offered for sale from time to time by the selling securityholders named in this prospectus. The shares of common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of common stock offered by this prospectus and any prospectus supplement may be offered by the selling securityholders directly to investors or to or through underwriters, dealers or other agents. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling securityholders. We will bear all expenses of the offering of common stock, except that the selling securityholders will pay any applicable underwriting fees, discounts or commissions and transfer taxes. We have been informed that, as of March 1, 2012, the selling securityholders have no current intention to sell the shares being registered under this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 2 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING ANY SECURITIES.

Leap common stock is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.” On March 1, 2012, the last reported sale price of Leap common stock on the NASDAQ Global Select Market was $10.56 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     .

-i-

ABOUT THIS PROSPECTUS

As used in this prospectus, the terms “we,” “our,” “ours” and “us” refer to Leap Wireless International, Inc., a Delaware corporation, or Leap, and its wholly owned subsidiaries, unless the context suggests otherwise. Leap is a holding company and conducts operations only through its wholly owned subsidiary Cricket Communications, Inc., a Delaware corporation, or Cricket, and Cricket’s subsidiaries.

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, the selling securityholders may offer and sell, from time to time, an aggregate of up to 23,533,869 shares of Leap common stock under the prospectus. In some cases, the selling securityholders will also be required to provide a prospectus supplement containing specific information about the selling securityholders and the terms on which they are offering and selling Leap common stock. We may also add, update or change in a prospectus supplement any information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement, and all documents incorporated by reference herein, together with the additional information described below under the heading “Where You Can Find More Information” before you make any investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any additional information. We are offering to sell, and seeking offers to buy, shares of Leap common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K we file after the date of this prospectus, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Special Note Regarding Forward-Looking Statements.” Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a loss of all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•

the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;

•	our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;

•	future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meeting increasing customer demand;

•	our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;

•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

•	our ability to effectively manage and operate our joint venture in South Texas;

•

failure of our network or information technology systems to perform according to expectations and risks associated with upgrade or transition of certain of those systems, including our customer billing system; and

•

other factors detailed in the section entitled “Risk Factors” incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K we file after the date of this prospectus.

All forward-looking statements in this prospectus should be considered in the context of these risk factors. These forward-looking statements speak only as of this prospectus, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also access filed documents on our website, www.leapwireless.com. The information contained on our website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K filed with the SEC on February 21, 2012, as may be subsequently amended;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2012 and February 22, 2012; and

•

the description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on July 1, 1998, including any amendments or reports filed for the purposes of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus. Requests for such copies should be directed to:

Leap Wireless International, Inc.

Attn: Director of Investor Relations

5887 Copley Drive

San Diego, California 92111

(858) 882-6000

These documents may also be accessed through our website at www.leapwireless.com or as described above under the heading “Where You Can Find More Information.” The information contained in, or that can be accessed through, our website is not a part of this prospectus and any accompanying prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

We are a wireless communications carrier that offers digital wireless services in the U.S. under the “Cricket®” brand. Our Cricket service offerings provide customers with unlimited nationwide wireless services for a flat rate without requiring a fixed-term contract or a credit check.

Cricket service is offered by Cricket, a wholly owned subsidiary of Leap. Cricket service is also offered in South Texas by our joint venture STX Wireless Operations, LLC, which Cricket controls through a 75.75% controlling membership interest in its parent company STX Wireless, LLC. In addition, Cricket owns an 85% non-controlling membership interest in Savary Island Wireless, LLC, which holds wireless spectrum in the upper Midwest portion of the U.S. and which leases a portion of that spectrum to us.

Leap was formed as a Delaware corporation in 1998. Leap’s shares began trading publicly in September 1998, and we launched our innovative Cricket service in March 1999. Leap conducts operations through its subsidiaries and has no independent operations or sources of income other than interest income and through dividends, if any, from its subsidiaries.

Our principal executive offices are located at 5887 Copley Drive, San Diego, California 92111 and our telephone number at that address is (858) 882-6000. Our principal website is located at www.leapwireless.com, and we also maintain the Cricket website (www.mycricket.com) for information, e-commerce and customer services purposes. The information contained in, or that can be accessed through, our websites is not a part of this prospectus and any accompanying prospectus supplement.

Leap is a U.S. registered trademark, and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket “K” are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Muve First, Muve Headline, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling securityholders. The selling securityholders identified in this prospectus will receive the proceeds from any such sale of the shares.

SELLING SECURITYHOLDERS

The following table provides the name of each selling securityholder and the number of shares of our common stock offered by each selling securityholder under this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling securityholders.

The selling securityholders do not have any position, office or other material relationship with us or any of our affiliates, nor have they had any position, office or material relationship with us or any of our affiliates within the past three years, except (a) for those listed in the footnotes to the following table or under “Compensation Committee Interlocks and Insider Participation” included in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 28, 2011, or the Proxy, and (b) affiliates of the selling securityholders, including those listed in the footnotes to the following table, have the position, office and material relationships described under “Security Ownership of Certain Beneficial Owners and Management” included in our Proxy. The number of shares beneficially owned by each stockholder and each stockholder’s percentage ownership prior to the offering is based on their outstanding shares of common stock as of February 15, 2012. The percentage of ownership indicated in the following table is based on 79,204,287 shares of common stock outstanding on February 15, 2012.

Information with respect to beneficial ownership has been furnished by each selling securityholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Beneficial Ownership
Selling Securityholders:	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned
				Before Offering	After Offering
MHR Capital Partners Master Account LP (1)(4)	353,420	353,420	-0-	*	0%
MHR Capital Partners (100) LP (1)(4)	42,514	42,514	-0-	*	0%
MHR Institutional Partners II LP (2)(4)	3,340,378	3,340,378	-0-	4.22%	0%
MHR Institutional Partners IIA LP (2)(4)	8,415,428	8,415,428	-0-	10.63%	0%
MHR Institutional Partners III LP (3)(4)	11,382,129	11,382,129	-0-	14.37%	0%

Total	23,533,869	23,533,869	-0-	29.72%	0%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)	MHR Advisors LLC (“Advisors”) is the general partner of MHR Capital Partners Master Account LP (“Master Account”) and MHR Capital Partners (100) LP (“Capital Partners (100)”), and may be deemed to be the beneficial owner of the shares of common stock held by Master Account and Capital Partners (100).
(2)	MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of MHR Institutional Partners II LP (“Institutional Partners II”) and MHR Institutional Partners IIA LP (“Institutional Partners IIA”), and may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners II and Institutional Partners IIA.
(3)	MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of MHR Institutional Partners III LP (“Institutional Partners III”), and may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners III.
(4)	MHR Fund Management LLC (“Fund Management”) has entered into an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III and thus may be deemed to be the beneficial owner of all of the shares of common stock held by all of these entities. Dr. Mark H. Rachesky (“Dr. Rachesky”) is the managing member of Advisors, Institutional Advisors II, Institutional Advisors III and Fund Management, and in such capacity, he exercises voting control over the Leap common stock held by these selling securityholders and thus may be deemed to be the beneficial owner of all of the shares of common stock held by Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III. Dr. Rachesky also serves as chairman of the board of directors of Leap.

PLAN OF DISTRIBUTION

The selling securityholders, or their pledgees, donees, transferees or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e) privately negotiated transactions;

(f) short sales;

(g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h) through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

(i) one or more underwritten offerings on a firm commitment or best efforts basis; and

(j) any combination of any of these methods of sale.

The selling securityholders may also transfer the securities by gift. We do not know of any arrangements by the selling securityholders for the sale of any of the securities.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling securityholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. As and when a selling securityholder takes such actions, the number of securities offered under this prospectus on behalf of such selling securityholder will decrease. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling securityholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling securityholder or borrowed from the selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The selling securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling securityholders and any brokers, dealers and agents (who may be deemed to be underwriters), if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel to the selling securityholders, but not including underwriting discounts, concessions, commissions or fees of the selling securityholders.

We will not receive any proceeds from sales of any securities by the selling securityholders.

We cannot assure you that the selling securityholders will sell all or any portion of the securities offered hereby.

DESCRIPTION OF CAPITAL STOCK

Leap’s authorized capital stock consists of 160,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

The following summary of the rights of Leap common stock and preferred stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been publicly filed with the SEC. See “Where You Can Find More Information.” The terms of our common stock and preferred stock may also be affected by Delaware law.

Common Stock

As of February 15, 2012, there were 79,204,287 shares of common stock outstanding.

As of February 15, 2012, Leap had 341 record holders of Leap common stock.

Voting Rights

Holders of Leap common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of Leap common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by Leap’s board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of Leap common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.

Rights and Preferences

The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to Leap common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Leap may designate and issue in the future.

Fully Paid and Non-assessable

All outstanding shares of Leap common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Leap’s board of directors is authorized, subject to the limits imposed by the Delaware General Corporation Law, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. Leap’s board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by Leap’s stockholders.

Leap’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of Leap’s common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of Leap common stock to decline or impair the voting and other rights of the holders of Leap common stock. As of February 15, 2012, Leap had no shares of preferred stock outstanding.

Tax Benefit Preservation Plan

On August 30, 2011, Leap’s board of directors adopted a Tax Benefit Preservation Plan, or Plan, between Leap and Mellon Investor Services, LLC, as rights agent, in an effort to protect Leap’s ability to carry forward its net operating losses, or NOLs. For federal and state income tax purposes, Leap may “carry forward” NOLs in certain circumstances to offset current and future taxable income, which will reduce future federal and state income tax liability, subject to certain requirements and restrictions. However, if Leap were to experience an “ownership” change,” as defined in Section 382 of the Internal Revenue Code, its ability to utilize these NOLs to offset future taxable income could be significantly limited. Generally, an “ownership change” would occur if the percentage of Leap’s common stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period.

The Plan is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Leap’s common stock, or any existing 4.99% or greater holder from acquiring any additional shares of common stock, in each case, without the approval of the board of directors of Leap, and thus mitigate the threat that stock ownership changes present to Leap’s NOL asset.

You should refer to the applicable provisions of the Plan, which is incorporated by reference as Exhibit 4.3 to this registration statement. The description of the Rights herein is qualified in its entirety by reference to such exhibit.

Preferred Stock Purchase Rights

In connection with its adoption of the Plan, on August 30, 2011, the board of directors of Leap declared a dividend of one preferred stock purchase right (individually, we refer to these as a Right and collectively, as the Rights) for each share of Leap’s common stock outstanding at the close of business on September 12, 2011. As long as the Rights are attached to the common stock, Leap will issue one Right with each new share of common stock so that all such shares will have attached Rights. Each Right will entitle the registered holder, after the Rights become exercisable and until August 31, 2014 (or the earlier redemption, exchange or termination of the Rights), to purchase from Leap one one-thousandth of a share of Leap’s Series A Junior Participating Preferred Stock, par value $0.0001 per share, or Preferred Stock, at a price of $60.00 per one one-thousandth of a share of Preferred Stock, subject to certain anti-dilution adjustments, which we refer to as the Purchase Price. The Company has reserved 160,000 shares of Preferred Stock for issuance upon exercise of the Rights.

The Rights will be transferred only with the common stock of Leap and will not be exercisable until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of Leap’s common stock or (ii) the close of business on the tenth business day following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 4.99% or more of Leap’s common stock (the earlier of (i) and (ii) being called the Distribution Date). The board of directors of Leap can postpone the Distribution Date in certain circumstances. The Rights will expire on August 31, 2014, subject to Leap’s right to extend such date, unless earlier redeemed or exchanged by Leap or terminated or upon certain determinations by the board of directors of Leap. The Rights do not have any voting rights.

Rights and Preferences of Preferred Stock

Each share of Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 or (ii) 1,000 times the dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of Leap, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), provided that such holders of the Preferred Stock will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of Preferred Stock will have 1,000 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of the common stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. The Preferred Stock will not be redeemable. The Rights are protected by customary anti-dilution provisions. The Purchase Price payable, and the number of one one-thousandth of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of Leap for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in shares of Preferred Stock (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above). Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of Leap other than the rights such holder has as a result of its ownership of common stock.

Merger, Exchange or Redemption of Purchase Rights

In the event that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of Leap’s common stock, which we refer to as an Acquiring Person, or if Leap survives a merger with such Acquiring Person and shares of common stock were not exchanged in such merger, each holder of a Right, other than Rights that are or were acquired or beneficially owned by such Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the then current Purchase Price of one Right. In the event that, after a person has become an Acquiring Person, Leap were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of one Right. At any time after a person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the then outstanding common stock, the board of directors of Leap may cause Leap to exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, for shares of common stock at an exchange rate of one share of common stock per Right (subject to adjustment). The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right, or the Redemption Price, by the board of directors of Leap at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment of Plan

Any of the provisions of the Plan may be amended by Leap’s board of directors for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, Leap may amend or supplement the Plan in any manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person).

Amended and Restated Registration Rights Agreement with the Selling Securityholders

Under an amended and restated registration rights agreement, or Registration Rights Agreement, the selling securityholders have the right to require us to register their shares with the SEC so that those shares may be publicly resold, or to include their shares in any registration statement we file as follows:

Demand Registration Rights

Any selling securityholder who is a party to the Registration Rights Agreement and who holds (together with its affiliates who are holders), in the aggregate, a minimum of 2,500,000 shares of the common stock or other securities covered by the Registration Rights Agreement, has the right to demand that we file a registration statement covering the resale of such securities, subject to a maximum of three such demands in the aggregate for all holders, to a maximum of one such demand in any 12-month period for all holders, and to other specified exceptions. The underwriters of any such offering will have the right to limit the number of shares to be offered except that if the limit is imposed, then only shares held by the selling securityholders party to the Registration Rights Agreement will be included in such offering and the number of shares to be included in such offering will be allocated pro rata among such selling securityholders. In addition, while we are in registration, we generally will not be required to take any action to effect a demand registration.

“Piggyback” Registration Rights

If we register any securities for public sale, the selling securityholders will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of such shares to be included in the registration statement, except, in any underwritten offering that is not a demand registration, the number of shares held by the selling securityholders cannot be reduced to less than 50% of the total number of securities that are included in such registration statement.

Shelf Registration Rights

Not later than December 2, 2009, and thereafter within 60 days following a request of a selling securityholder under the Registration Rights Agreement, we are required to file with the SEC a resale shelf registration statement covering all shares of common stock (or other securities covered by the Registration Rights Agreement) held by the applicable securityholders to be offered to the public on a delayed or continuous basis, subject to specified exceptions. We have previously filed a resale shelf registration statement on Form S-3 on March 4, 2009 (File No. 333-163383) with respect to 11,755,806 shares of common stock held by certain of the selling securityholders, and previously filed a resale shelf registration statement on Form S-3 on November 25, 2009 (File No. 333-157697) with respect to 3,782,063 shares of common stock held by the selling securityholders. We are filing this resale shelf registration statement on Form S-3 with respect to a total of 23,533,869 shares of common stock held by the selling securityholders. We are required to use reasonable efforts to keep this registration statement continuously effective until the securities covered thereby: (i) have been sold pursuant thereto; (ii) have been sold or transferred in accordance with the provisions of Rule 144 (or Rule 145, if applicable); (iii) have been sold or transferred (other than in a transaction under clause (i) or (ii) above) in a transaction in which the transferor’s rights under the Registration Rights Agreement were not assigned to the transferee; (iv) are no longer outstanding; (v) are eligible (including following the satisfaction of any applicable holding period requirements) for sale without registration pursuant to Rule 144 (or Rule 145, if applicable) without restriction (including current public information requirements, volume limitations, manner of sale limitations or notice requirements); or (vi) are not “restricted securities” (as defined under Rule 144) and neither the securityholders thereof nor any of their affiliates are then affiliates of Leap or any of its successors, as the case may be, nor have been an affiliate of Leap or any of its successors, as the case may be, at any time during the then immediately preceding 90 days.

Expenses of Registration

Other than underwriting fees, discounts and commissions, we will pay all reasonable expenses relating to piggyback registrations and all reasonable expenses relating to demand registrations.

Convertible Senior Notes

Leap has also reserved up to 4,761,000 shares of its common stock for issuance upon conversion of its $250 million in aggregate principal amount of convertible senior notes due 2014. Holders may convert their notes into shares of Leap common stock at any time on or prior to the third scheduled trading day prior to the maturity date of the notes, July 15, 2014. If, at the time of conversion, the applicable stock price of Leap common stock is less than or equal to approximately $93.21 per share, the notes will be convertible into 10.7290 shares of Leap common stock per $1,000 principal amount of the notes (referred to as the “base conversion rate”), subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the applicable stock price of Leap common stock exceeds approximately $93.21 per share, the conversion rate will be determined pursuant to a formula based on the base conversion rate and an incremental share factor of 8.3150 shares per $1,000 principal amount of the notes, subject to adjustment. At an applicable stock price of approximately $93.21 per share, the number of shares of common stock issuable upon full conversion of the convertible senior notes would be 2,682,250 shares. Upon the occurrence of a “make-whole fundamental change” of Leap under the indenture, under certain circumstances the maximum number of shares of common stock issuable upon full conversion of the convertible senior notes would be 4,761,000 shares.

Anti-takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Indentures

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Provisions of Leap’s amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third-party to acquire, or discourage a third-party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Leap to first negotiate with us. These provisions could also limit the price that investors might be willing to pay for shares of Leap common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Leap. The amendment of any of these anti-takeover provisions would require approval by holders of at least 66 2/3% of our outstanding common stock entitled to vote on such amendment.

In particular, Leap’s certificate of incorporation and bylaws, each as amended and restated, provide for the following:

No Written Consent of Stockholders

Any action to be taken by Leap’s stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of Leap’s stockholders may be called only by the chairman of the board of directors, the chief executive officer or president, or a majority of the members of the board of directors.

Advance Notice Requirement

To be brought before a meeting of Leap’s stockholders, stockholder business, including stockholder proposals and nominations of persons for election to the board of directors must comply with advance notice procedures. These advance notice procedures require the delivery of timely written notice in proper form. Generally, to be timely, notice must be received at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Generally, to be in proper form, notice must include certain specified information relating to the director nominees or other business the stockholder intends to bring before the meeting. This advance notice requirement could have the effect of delaying until the next stockholder meeting actions that are favored by a majority of our outstanding voting securities.

Amendment of Bylaws and Certificate of Incorporation

The approval of not less than 66 2/3% of the outstanding shares of Leap’s capital stock entitled to vote is required to amend the provisions of Leap’s amended and restated bylaws by stockholder action, or to amend provisions of Leap’s amended and restated certificate of incorporation described in this section. These provisions make it more difficult to circumvent the anti-takeover provisions of Leap’s certificate of incorporation and bylaws.

Issuance of Undesignated Preferred Stock

Leap’s board of directors is authorized to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables Leap’s board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Leap currently has in place a Tax Benefit Preservation Plan, or Plan, which is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of Leap’s common stock, or any existing 4.99% or greater holder from acquiring any additional shares of common stock, in each case, without the approval of the board of directors of Leap, and thus to mitigate the threat that stock ownership changes present to Leap’s NOL asset. In connection with the Plan, each share of Leap’s common stock has attached to it one preferred stock purchase right which, upon certain circumstances, may become exercisable and entitle the holder of such right to purchase from Leap one one-thousandth of a share of Leap’s Series A Junior Participating Preferred Stock, par value $0.0001 per share.

Indentures

Under the indentures governing our secured and unsecured senior notes, if certain “change of control” events occur, each holder of notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of secured or unsecured senior notes. Under the indentures governing our convertible senior notes, if certain “change of control” events occur, each holder of notes may require us to repurchase all of such holder’s notes at a purchase price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest. See “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 21, 2012, for additional information.

Transfer Agent and Registrar

The transfer agent and registrar for Leap common stock is Mellon Bank Investor Services, LLC.

NASDAQ Global Select Market

Leap common stock is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.”

EXPERTS

The consolidated financial statements of Leap and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Leap for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

Wachtell, Lipton, Rosen & Katz, New York, New York has issued an opinion regarding the validity of the shares of common stock offered by this prospectus.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEAP WIRELESS INTERNATIONAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee:

SEC registration fee	$14,670
Printing and engraving expenses	$4,000	*
Legal fees and expenses	$25,000	*
Accounting fees and expenses	$15,000	*
Miscellaneous	$900	*

Total	$59,570

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Leap is a Delaware company. Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may, with certain imitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102 of the Delaware General Corporation Law, Leap has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of Leap’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Leap or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to Leap or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Leap’s amended and restated certificate of incorporation also authorizes Leap to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, the indemnified party shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

As permitted by Section 145 of the Delaware General Corporation Law, Leap’s amended and restated bylaws provide that:

•	Leap may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

Leap may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in Leap’s amended and restated bylaws are not exclusive.

Leap’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification provisions described above.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL.

We have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased policies of directors’ and officers’ liability insurance that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advance or indemnification.

Item 16.	Exhibits.

Exhibit No.	Description

2.1(1)	Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003, as modified to reflect all technical amendments subsequently approved by the Bankruptcy Court.

2.2(1)	Disclosure Statement Accompanying Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.

2.3(1)	Order Confirming Debtors’ Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.

4.1(2)	Form of Common Stock Certificate, par value $0.0001 per share, of Leap Wireless International, Inc.

4.2(3)	Amended and Restated Registration Rights Agreement, dated as of September 3, 2009, by and among Leap, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP.

4.3(4)	Tax Benefit Preservation Plan, dated as of August 31, 2011, between Leap Wireless International, Inc. and Mellon Investor Services LLC, which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.
(1)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, and incorporated herein by reference.
(2)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on May 16, 2005, and incorporated herein by reference.
(3)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated September 3, 2009, filed with the SEC on September 4, 2009, and incorporated herein by reference.
(4)	File as an exhibit to Leap’s Current Report on Form 8-K, dated August 30, 2011, filed with the SEC on August 31, 2011, and incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 2, 2012.

LEAP WIRELESS INTERNATIONAL, INC.

By:	/s/ S. DOUGLAS HUTCHESON
S. Douglas Hutcheson
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints S. Douglas Hutcheson and Robert J. Irving, Jr., and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. DOUGLAS HUTCHESON S. Douglas Hutcheson	Chief Executive Officer, President and Director (Principal Executive Officer)	March 2, 2012

/s/ WILLIAM D. INGRAM William D. Ingram	Executive Vice President, Strategy and Acting Chief Financial Officer (Principal Financial Officer)	March 2, 2012

/s/ JEFFREY E. NACHBOR Jeffrey E. Nachbor	Senior Vice President, Financial Operations and Chief Accounting Officer (Principal Accounting Officer)	March 2, 2012

/s/ JOHN D. HARKEY, JR. John D. Harkey, Jr.	Director	March 2, 2012

/s/ RONALD J. KRAMER Ronald J. Kramer	Director	March 2, 2012

/s/ ROBERT V. LAPENTA Robert V. LaPenta	Director	March 2, 2012

Signature	Title	Date

/s/ MARK A. LEAVITT Mark A. Leavitt	Director	March 2, 2012

/s/ MARK H. RACHESKY, MD Mark H. Rachesky, MD	Director	March 2, 2012

/s/ RICHARD R. ROSCITT Richard R. Roscitt	Director	March 2, 2012

/s/ ROBERT E. SWITZ Robert E. Switz	Director	March 2, 2012

/s/ MICHAEL B. TARGOFF Michael B. Targoff	Director	March 2, 2012

INDEX TO EXHIBITS

Exhibit No.	Description

2.1(1)	Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003, as modified to reflect all technical amendments subsequently approved by the Bankruptcy Court.

2.2(1)	Disclosure Statement Accompanying Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.

2.3(1)	Order Confirming Debtors’ Fifth Amended Joint Plan of Reorganization dated as of July 30, 2003.

4.1(2)	Form of Common Stock Certificate, par value $0.0001 per share, of Leap Wireless International, Inc.

4.2(3)	Amended and Restated Registration Rights Agreement, dated as of September 3, 2009, by and among Leap, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, MHR Institutional Partners IIA LP and MHR Institutional Partners III LP.

4.3(4)	Tax Benefit Preservation Plan, dated as of August 31, 2011, between Leap Wireless International, Inc. and Mellon Investor Services LLC, which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.
(1)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, and incorporated herein by reference.
(2)	Filed as an exhibit to Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on May 16, 2005, and incorporated herein by reference.
(3)	Filed as an exhibit to Leap’s Current Report on Form 8-K, dated September 3, 2009, filed with the SEC on September 4, 2009, and incorporated herein by reference.
(4)	File as an exhibit to Leap’s Current Report on Form 8-K, dated August 30, 2011, filed with the SEC on August 31, 2011, and incorporated herein by reference.